EXHIBIT I
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DESCARTES                                                                   NEWS


CONTACT INFORMATION:

PUBLIC RELATIONS                                       INVESTOR RELATIONS
Kimberley Emmerson                                     Chaya Cooperberg
(519) 746-6114, ext. 2562                              (519) 746-6114 ext. 2757
kemmerson@descartes.com                                ccooperberg@descartes.com



                DESCARTES ANNOUNCES NORMAL COURSE ISSUER BID FOR
                             CONVERTIBLE DEBENTURES

WATERLOO, ONTARIO, DECEMBER 8, 2003 - The Descartes Systems Group Inc., (Nasdaq:DSGX), (TSX:DSG), a trusted provider of supply chain services, today announced acceptance by the Toronto Stock Exchange (the "TSX") of the purchase by 3078393 Nova Scotia Company ("Descartes Nova Scotia"), a wholly-owned subsidiary of Descartes, through the facilities of the TSX, under a normal course issuer bid, from time to time over the next twelve months, if considered advisable, up to an aggregate of US$3,599,750 principal amount of its remaining outstanding 5.5% convertible unsecured subordinated debentures due June 30, 2005 (the "Debentures"), being 5% of the aggregate principal amount of the currently outstanding Debentures.

The Board of Directors of Descartes and Descartes Nova Scotia believe that such purchases may be in the best interests of Descartes and Descartes Nova Scotia and would be a desirable use of corporate funds. Purchases of the Debentures may be made under the normal course issuer bid during the 12-month period commencing December 10, 2003. All Debentures purchased by Descartes Nova Scotia will be held by Descartes Nova Scotia and remain outstanding.

On July 17, 2003, Descartes Nova Scotia purchased US$45,000,000 aggregate principal amount of Debentures at a purchase price of US$950 per US$1,000 principal amount of Debentures pursuant to an offer made by Descartes Nova Scotia dated June 2, 2003. Other than the foregoing, neither Descartes nor Descartes Nova Scotia has made any purchases of Debentures within the past 12 months.

ABOUT DESCARTES
The Descartes Systems Group Inc. (Nasdaq:DSGX) (TSX:DSG) is a trusted provider of supply chain services. Helping companies reduce costs, save time, and enhance customer satisfaction, Descartes' integrated suite of services provide connectivity and document exchange, route planning and wireless dispatch, inventory and asset visibility, transportation management, and warehouse optimization. Enabling distribution-sensitive companies in industries such as retail, consumer packaged goods, manufacturing, transportation, third-party logistics, and distribution to optimize and gain real-time control of their inventory and assets; Descartes services are used by more than 2,500 customers in over 60 countries. For more information, visit www.descartes.com.

     All registered and unregistered trademarks mentioned in this release are the property of their respective owners.


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DESCARTES                                                                   NEWS


This news release contains forward-looking statements relating to Descartes' commencement of the proposed normal course issuer bid described in this release and the terms under which such proposed normal course issuer bid will be made. These statements, as well as other forward-looking statements that may be contained in this release, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or the developments in the Company's business or its industry, to differ materially from the anticipated results, performance, achievements or developments expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the volatility of the market price of the Debentures, the timing of any purchase of Debentures pursuant to the normal course issuer bid, global economic and political conditions, Descartes' liquidity and capital resources and other factors discussed in the section entitled "Risk Factors" in documents filed with the Securities and Exchange Commission, the Ontario Securities Commission and other securities commissions across Canada. Forward-looking statements are based on management's current plans, estimates, opinions and projections as of the date they are made, and the Company does not undertake to update forward-looking statements if assumptions of these plans, estimates, opinions or projections should change.

This press release is not intended to be, nor should it be construed as, an offer to purchase or a solicitation of offers to sell any Descartes securities.